UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2015

KCG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54991	38-3898306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard

Jersey City, New Jersey 07310

(Address of principal executive offices)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2015, KCG Holdings, Inc. (“KCG”) announced that Steffen W. Parratt was appointed to serve as Chief Financial Officer, effective as of January 6, 2015. Mr. Parratt assumed the role from Sean Galvin, KCG’s Interim Chief Financial Officer, who returned to his prior role as Chief Accounting Officer of KCG.

Mr. Parratt, age 51, has more than two decades of experience in the financial services and related industries, including tenure as Managing Director and Head of Strategic Planning and Analysis, Global Wealth and Investment Management Finance for Bank of America Merrill Lynch. Prior to joining Bank of America Merrill Lynch in 2010, Mr. Parratt spent more than a decade at Citigroup Inc. in a number of roles including Managing Director and Global Staff Functions Task Leader, Reengineering and Productivity Group. Most recently, Mr. Parratt was an entrepreneur, launching ventures in finance, management, and strategy with a focus on developing software to realize operational effectiveness and efficiencies.

In connection with Mr. Parratt’s appointment, Mr. Parratt and KCG entered into an employment agreement dated January 2, 2015 (the “Agreement”). The Agreement has an initial term of three years and thereafter will renew automatically for successive one-year terms until either party gives notice of nonrenewal at least 90 days before the end of the applicable extension term. Mr. Parratt will receive a base salary of $500,000 and will be eligible to participate in KCG’s discretionary annual incentive program. With respect to the 2015 calendar year, Mr. Parratt’s annual incentive award will be no less than 200% of base salary, and will be awarded 40% in cash and 60% in the form of a KCG equity award. Subject to approval of the Compensation Committee of KCG’s Board of Directors, Mr. Parratt will also receive a one-time grant of restricted stock units with a grant date value of $500,000. This sign-on award will vest in three equal installments on the first three anniversaries of the date of grant, subject to Mr. Parratt’s continued employment with KCG through such dates.

Under the Agreement, Mr. Parratt will be subject to customary non-competition and non-solicitation covenants during his employment and for a period of 6 months and 18 months, respectively, following termination for any reason; provided that the non-solicitation covenant will be reduced to 6 months if Mr. Parratt’s employment is terminated without “cause” by KCG or by him for “good reason” following a “change in control” (as each such term is defined in the Agreement). If, during the term of the Agreement, Mr. Parratt’s employment is terminated without cause by KCG or by him for good reason, subject to Mr. Parratt’s execution of a general release of claims in favor of KCG, he will be entitled to receive: (1) subject to compliance with the non-competition and non-solicitation covenants described above, (A) continued vesting of the sign-on restricted stock unit award and any annual incentive award paid in the form of KCG equity and (B) non-compete/non-solicit payments equal, in the aggregate, to the amount of Mr. Parratt’s base salary; (2) any earned, but unpaid annual incentive award for the fiscal year preceding the termination; (3) a pro-rated annual incentive award for the fiscal year in which the termination occurs, based on actual performance and paid 100% in cash at the time such awards are paid to other executives and (4) payment of COBRA health insurance premiums for up to 12 months following termination.

Upon a resignation by Mr. Parratt without “good reason” during the term of the Agreement, subject to his execution of a general release of claims in favor of KCG and compliance with the non-competition and non-solicitation covenants described above, Mr. Parratt will continue to vest in any annual incentive award paid in the form of KCG equity. Additionally, Mr. Parratt will be entitled to receive the non-compete/non-solicit payments, provided, however, that KCG may elect, in its sole discretion, not to enforce the non-competition and non-solicitation covenant and accordingly, will not make the corresponding non-compete/non-solicit payments.

The foregoing summary is qualified in its entirety by the Agreement and the Term Schedule to the Agreement, copies of which are attached as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated January 2, 2015 by and between KCG Holdings, Inc. and Steffen W. Parratt

10.2	Term Schedule to Employment Agreement for Steffen W. Parratt

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KCG Holdings, Inc.

(Registrant)

Date: January 6, 2015	By:
/s/ John McCarthy
	Name:	John McCarthy
	Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated January 2, 2015 by and between KCG Holdings, Inc. and Steffen W. Parratt

10.2	Term Schedule to Employment Agreement for Steffen W. Parratt